Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of AgileThought, Inc. (f/k/a LIV Capital Acquisition Corp.) on Form S-1 of our report dated March 29, 2021, except for the effects of the restatement discussed in Note 2, and the subsequent event discussed in Note 11 as to which the date is May 13, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of LIV Capital Acquisition Corp as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from October 2, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on August 23, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
September 14, 2021